Exhibit 8.1

CLIFFORD CHANCE US LLP

31 WEST 52ND STREET
NEW YORK, NY 10019-6131

TEL +1 212 878 8000
FAX +1 212 878 8375

www.cliffordchance.com

June 30, 2014

Quotient Limited

Pentlands Science Park

Bush Loan, Penicuik, Midlothian

EH26 OPZ, United Kingdom

Ladies and Gentlemen:

We are acting as U.S. counsel to Quotient Limited, a limited liability company incorporated under the laws of Jersey, Channel Islands (the “Company”), in connection with the preparation of the Post-Effective Amendment No.1 (the “Post-Effective Amendment”) to the registration statement on Form S-1 (the “Registration Statement”) and the related preliminary prospectus (the “Prospectus”) with respect to the Company’s ordinary shares (the “Ordinary Shares”), which are issuable upon exercise of warrants that were sold. The Company is filing the Registration Statement with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). Any defined term used and not defined herein has the meaning given to it in the Prospectus.

For purposes of the opinion set forth below, we have, with the consent of the Company, relied upon the accuracy of the Post-Effective Amendment, the Registration Statement and the Prospectus.

Based upon and subject to the foregoing, and based upon the Internal Revenue Code of 1986, as amended (the “Code”), the United States Treasury regulations promulgated thereunder, judicial decisions, revenue rulings and revenue procedures of the Internal Revenue Service, and other administrative pronouncements, all as in effect on the date hereof, subject to the limitations set forth therein, the discussion contained in the Prospectus under the caption “Certain tax considerations—U.S. Federal Income Tax Consequences” is our opinion as to the material United States federal income tax consequences to U.S. Holders (as defined therein) of the exercise of a warrant and the acquisition, ownership and disposition of an ordinary share receivable upon the exercise of a warrant under currently applicable law.

Our opinion is based on current United States federal income tax law and administrative practice, and we do not undertake to advise U.S. Holders as to any future changes in United States federal income tax law or administrative practice that may affect our opinion unless we are specifically retained to do so. Further, legal opinions are not binding upon the Internal Revenue Service and there can be no assurance that contrary positions may not be asserted by the Internal Revenue Service.

CLIFFORD CHANCE US LLP

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to us in the Prospectus. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Clifford Chance US LLP